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                                                Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-68875

                              PROSPECTUS SUPPLEMENT

                      To Prospectus dated December 23, 1998

       and supplemented by Prospectus Supplements dated January 26, 1999,
          February 1, 1999, February 5, 1999, and February 26, 1999 of

                         AMERICAN EAGLE OUTFITTERS, INC.

         On March 1, 1999, the Guez Living Trust sold 27,000 shares of common stock. The shares were sold by the trust in an open market transaction as follows: 10,000 shares at $70.2375 per share, 12,000 shares at $70.0625 per share, 1,000 shares at $70.00 per share, 1,000 shares at $70.125 per share, 1,000 shares at $70.375 per share, 1,000 shares at $70.4375 per share, and 1,000 shares at $70.625 per share. These sales were effected by Prudential Securities Incorporated , as agent, with the payment by the trust of a commission of $.07 per share. Further, on March 1, 1999, the trust sold 230 contracts to purchase 23,000 shares of common stock at a strike price of $75.00 per share. These contracts expire in August, 1999. The contracts were sold by the trust in an open market transaction at $8.875 per share, effected by Prudential, as agent, with the payment by the trust of a commission of $1,610.

         Immediately following these transactions, the Guez Living Trust beneficially owned 60,000 shares, subject to its obligation to deliver 33,000 shares upon exercise of option contracts written by the trust.

         On March 2, 1999, Paul Guez sold 10,000 shares of common stock. The shares were sold in an open market transaction as follows: 7,500 shares at $72.75 per share, and 2,500 shares at $73.00 per share. These sales were effected by Prudential Securities Incorporated, as agent, with the payment by Mr. Guez of a commission of $.07 per share. Further, on March 2, 1999, Paul Guez sold 500 contracts to purchase 50,000 shares of common stock at a strike price of $75.00 per share. These contracts expire May 22, 1999. The contracts were sold by Mr. Guez in an open market transaction effected by Prudential, as agent, with payment by Mr. Guez of a commission of $2,883.41. 400 contracts were sold at $6.50 per share, and the remaining 100 contracts were sold at $6.75 per share.

         On March 3, 1999, Paul Guez sold 16,000 shares of common stock. The shares were sold in an open market transaction as follows: 14,500 shares at $73.00 per share, and 1,500 shares at $73.125 per share. These sales were effected by Prudential Securities Incorporated, as agent, with the payment by Mr. Guez of a commission of $.07 per share. Further, on March 3, 1999, Paul Guez sold 500 contracts to purchase 50,000 shares of common stock at a strike price of $75.00 per share. These contracts expire May 22, 1999. The contracts were sold by Mr. Guez in an open market transaction at $6.875 per share, effected by Prudential, as agent, with payment by Mr. Guez of a commission of $2,953.38.

         On March 4, 1999, Paul Guez sold 30,000 shares of common stock. The shares were sold in an open market transaction as follows: 20,000 shares at $74.50, and 10,000 shares at $74.25 per share. These sales were effected by Prudential Securities Incorporated, as agent, with the payment by Mr. Guez of a commission of $.07 per share.

         On March 5, 1999, Paul Guez sold 100 contracts to purchase 10,000 shares of common stock at a strike price of $80.00 per share. These contracts expire on May 22, 1999. The contracts were sold by Paul Guez in an open market transaction effected by Prudential, as agent, with the payment by Mr. Guez of a commission of $519.61. 80 of the contracts were sold at $4.00 per share, and the remaining 20 contracts were sold at $4.50 per share.

         On March 9, 1999, Paul Guez sold 270 contracts to purchase 27,000 shares of common stock at a strike price of $70.00 per share. These contracts expire on May 22, 1999. The contracts were sold by Paul Guez in an open market transaction at $15.00 per share, effected by Prudential, as agent, with the payment by Mr. Guez of a commission of $2,567.22.

         Immediately following these transactions, Paul Guez beneficially owned 194,000 shares, subject to his obligation to deliver 137,000 shares upon exercise of option contracts written by Mr. Guez.

          On March 15, 1999, the closing price per share on the Nasdaq National Market was $69.6875.


NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SHARES OR PASSED UPON THE ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO CONTRARY IS A CRIMINAL OFFENSE.


            The date of this Prospectus Supplement is March 16, 1999.